UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2010

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 7.01.  Regulation FD Disclosure.

This information is furnished pursuant to Item 7.01 of this Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, unless the Company specifically incorporates it by reference in a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.  By filing this Current Report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

On July 19, 2010, Accuride Corporation (the “Company”) issued a press release announcing it has launched an offer (the “Notes Offering”) of $300 million aggregate principal amount of first priority senior secured notes due 2018 (the “Notes”) in a private placement transaction.  The Notes will be initially guaranteed by all of the Company’s domestic subsidiaries.  The Notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and to non-U.S. persons pursuant to Regulation S under the Securities Act.  The Notes and the related guarantees have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The Company intends to use the net proceeds from the Notes Offering, together with approximately $10 million of expected borrowings under a new senior secured asset based revolving credit facility and cash on hand, to refinance its existing senior credit facility and to pay related fees and expenses.  A copy of the Company’s press release is furnished pursuant to this Item 7.01 as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 7.01.

The information contained in this report shall not constitute an offer to sell or a solicitation of an offer to purchase any Notes.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

99.1                           Press Release dated July 19, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	July 19, 2010	/s/ Stephen A. Martin
Stephen A. Martin
Vice President / General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 19, 2010.